Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

EVERQUOTE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, EverQuote, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
The name of the Corporation is EverQuote, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 1, 2008, under the name of AdHarmonics, Inc. The name of the Corporation was changed to EverQuote, Inc. by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on November 17, 2014. The current Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on July 2, 2018.
2.
The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Restated Certificate of Incorporation of the Corporation as follows:

Article SEVENTH of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“SEVENTH: To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.”

3.
This Certificate of Amendment shall be effective upon the date and time it is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 4th day of June, 2026.

EVERQUOTE, INC.

By: /s/ Joseph Sanborn

Name: Joseph Sanborn

Title: Chief Financial Officer, Chief Administrative Officer, Treasurer and Secretary